                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting  Material  Pursuant to 240.14a-11(c) or 240.14a-12

                             Beazer Homes USA, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                     [LOGO]

                            NOTICE OF ANNUAL MEETING
                                OF SHAREHOLDERS

TO THE SHAREHOLDERS OF BEAZER HOMES USA, INC.:

    Notice is hereby given that the Annual Meeting of Shareholders of Beazer Homes USA, Inc. (the "Company") will be held at 9:00 a.m. on Thursday, February 6, 1997 at The Penn Club, 30 West 44th Street, New York, New York 10036 for the following purposes:

    1.  to elect seven members to the Board of Directors; and

    2. to transact such other business as may properly come before the meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on December 2, 1996 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. A copy of the Company's Proxy Statement and Annual Report to Shareholders is being mailed together with this notice.

    We encourage you to take part in the affairs of your Company either in person or by executing and returning the enclosed proxy.

                                          By Order of the Board of Directors,

                                          /S/ BRIAN C. BEAZER

                                          BRIAN C. BEAZER
                                          NON-EXECUTIVE CHAIRMAN OF THE BOARD

Dated: December 20, 1996

    YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE PROMPTLY MARK, DATE, SIGN AND MAIL THE ENCLOSED PROXY. A RETURN ENVELOPE WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE.

                             BEAZER HOMES USA, INC.
                          5775 PEACHTREE DUNWOODY ROAD
                                  SUITE C-550
                             ATLANTA, GEORGIA 30342
                                 (404) 250-3420
                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                                    GENERAL

SOLICITATION, VOTING AND REVOCATION OF PROXIES

    This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Beazer Homes USA, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Shareholders of the Company to be held on February 6, 1997 and at any adjournment thereof (the "Annual Meeting"). Shareholders of record at the close of business on December 2, 1996 are entitled to notice of and to vote at at the Annual Meeting. Each share so held entitles the holder thereof to one vote with respect to each matter to be voted upon. On December 2, 1996, the Company had outstanding 6,565,690 shares of Common Stock. The Common Stock is the Company's only outstanding class of voting securities. This Proxy Statement and the enclosed form of proxy are being mailed to shareholders, together with the Company's Annual Report (which includes audited consolidated financial statements for the Company's fiscal year ended September 30, 1996), commencing on or about December 20, 1996.

    Shares represented by a proxy will be voted in the manner directed by a shareholder. If no direction is made, the proxy will be voted (i) for the election of the seven nominees for the Board of Directors named in this Proxy Statement; and (ii) in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the Annual Meeting.

    A shareholder giving the enclosed proxy may revoke it at any time before the vote is cast at the Annual Meeting by executing and returning to the Company either a written revocation or a proxy bearing a later date, in either case received by the Secretary of the Company prior to the Annual Meeting. Any shareholder who attends the Annual Meeting in person will not be deemed thereby to have revoked his or her proxy unless such shareholder affirmatively indicates at the Annual Meeting his or her intention to vote the shares represented by such proxy in person.

    If stock is registered in the name of more than one person, each such person should sign the proxy. If the stockholder is a corporation, the proxy should be signed in the corporation's name by a duly authorized officer. If a proxy is signed as an attorney, trustee, guardian, executor, administrator or in any other representative capacity, the signer's full title should be given.

    Shares represented by proxies as to which the authority to vote has been withheld with respect to some or all matters being acted upon will be deemed present and entitled to vote for purposes of determining the existence of a quorum and calculating the votes cast, but will be deemed not to have been voted in favor of the candidate or matter with respect to which the proxy authority has been withheld. Broker non-votes are included in the determination of the number of shares present and voting for the purpose of determining whether a quorum is present. In determining whether a proposal has been approved, broker non-votes are not counted as votes for or against a proposal or as votes present and voting on a proposal.

EXPENSES OF SOLICITATION

    Expenses incurred in connection with the solicitation of proxies will be paid by the Company. Proxies are being solicited primarily by mail but, in addition, officers and other employees of the Company may solicit proxies by telephone, in person or by other means of communication but will receive no extra compensation for such services. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials and Annual Reports to the owners of the stock in accordance with the rules of the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange (the "NYSE").

PRINCIPAL STOCKHOLDERS

    The following table sets forth information as of December 2, 1996 with respect to the beneficial ownership of the Company's Common Stock by all persons known by the Company to own beneficially more than 5% of the Company's Common Stock.

                                                                                           NUMBER OF COMMON SHARES    PERCENT OF
                                                                                                AND NATURE OF           COMMON
NAME AND ADDRESS                                                                            BENEFICIAL OWNERSHIP       SHARES(1)
-----------------------------------------------------------------------------------------  -----------------------   -------------
Spears, Benzak, Salomon & Farrell, Inc.
  45 Rockefeller Plaza
  New York, New York 10111...............................................................         1,934,852(2)           22.0%
Wellington Management Company
  75 State Street
  Boston, Massachusetts 02109............................................................           739,700(3)          10.45%
Morgan Stanley Asset Management Limited
  25 Cabot Square
  Canary Wharf
  London E14 4QA
  England................................................................................           544,200(4)           8.31%
Merrill Lynch Asset Management
  PO Box 9011
  Princeton, New Jersey 08543-9011.......................................................           427,200(5)           6.50%
Franklin Resources, Inc.
  777 Mariners Island Blvd.
  San Mateo, CA 94403-7777...............................................................           400,246(6)           6.10%

------------------------------
(1) Percent of common shares calculated as of the respective Schedule 13G report date.

(2) Spears, Benzak, Salomon & Farrell, Inc. ("Spears") has filed with the SEC an Amendment No. 4 dated May 31, 1996 to Schedule 13G reporting that Spears may be deemed to beneficially own 1,934,852 shares of the Company's Common Stock after giving effect to the conversion of the shares of Series A Cumulative Convertible Exchangeable Preferred Stock held by it. Spears reported that it has shared dispositive power over 1,934,852 shares and shared voting power with respect to 1,934,852 shares.

(3) Wellington Management Company ("Wellington") has filed with the SEC a
    Schedule 13G dated September 5, 1996 reporting that Wellington may be deemed to beneficially own 739,700 shares of the Company's Common Stock. Wellington reported that is has shared dispositive power over 739,700 shares and shared voting power with respect to 140,000 shares.

(4) Morgan Stanley Asset Management Limited ("Morgan Stanley") has filed with the SEC an Amendment No. 1 dated December 31, 1995 to Schedule 13G reporting that Morgan Stanley may be deemed to beneficially own 544,200 shares of the Company's Common Stock. Morgan Stanley reported that it has shared dispositive power over 544,200 shares and shared voting power with respect to 544,200 shares.

(5) Merrill Lynch Asset Management ("Merrill Lynch") has filed with the SEC a
    Schedule 13G dated January 26, 1996 reporting that Merrill Lynch may be deemed to beneficially own 427,200 shares of the Company's Common Stock. Merrill Lynch reported that it has shared dispositive power over 427,200 shares and shared voting power with respect to 427,200 shares.

(6) Franklin Resources, Inc. ("Franklin") has filed with the SEC a Schedule 13G dated December 31, 1995 reporting that Franklin may be deemed to beneficially own 400,246 shares of the Company's Common Stock. Franklin reported that it has shared dispositive power over 400,246 shares and sole voting power with respect to 400,246 shares.

                          MATTER BEING SUBMITTED TO A
                            VOTE OF THE SHAREHOLDERS

    Following is a discussion of the matter to be presented for shareholder approval at the Annual Meeting.

1.  ELECTION OF DIRECTORS

GENERAL

    The Company's by-laws provide that the affirmative vote of a plurality of the shares of the Company's voting stock present or represented by proxies and entitled to vote on the matter at the Annual Meeting (assuming that a quorum consisting of a majority of the outstanding shares of Common Stock is present or represented by proxies at the meeting) is required to elect each of the nominees listed below as a director for the ensuing year or until their respective successors are elected and have qualified. Each of the following nominees is presently serving as a director of the Company. In the event any one or more nominees for any reason should not be available as a candidate for director, votes will be cast pursuant to authority granted by the enclosed proxy for such other candidate or candidates as may be nominated by management. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve as a director if elected.

NOMINEES

    The Information appearing below with respect to each nominee has been furnished to the Company by the nominee. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE YOUR SHARES TO ELECT THE FOLLOWING NOMINEES. PROPERLY EXECUTED AND DULY RETURNED PROXIES WILL BE COUNTED AS VOTES FOR OR AGAINST THE ELECTION OF EACH OTHER NOMINEES NAMED BELOW, IN ACCORDANCE WITH THE INSTRUCTIONS THEREON. IF NO INSTRUCTIONS ARE INDICATED ON A PROPERLY SIGNED PROXY, THE PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

    BRIAN C. BEAZER, 61, is the Non-Executive Chairman of the Company's Board of Directors and has served as a Director of the Company since its inception in November 1993. Mr. Beazer commenced work in the construction industry in the late 1950's. He served as Chairman of Beazer PLC, a company organized under the laws of the United Kingdom, from 1983 to the date of its acquisition by an indirect, wholly-owned subsidiary of Hanson PLC (effective December 1, 1991), and served as Chief Executive Officer of Beazer PLC from 1968 to December 1991. During that time, Beazer PLC expanded its activities to include homebuilding, quarrying, contracting and real estate, and became an international group with annual revenue of approximately $3.4 billion, employing 28,000 people at December 1991. Mr. Beazer was educated at Cathedral School, Wells, Somerset, England. Mr. Beazer is also a Director of US Industries, Inc., Jade Holdings Pte. Ltd., Jade Technologies Singapore Pte., Ltd., Koppers Industries, Inc., Beazer Japan, Ltd., and Seal Mint, Ltd., and is a private investor.

    THOMAS B. HOWARD, JR., 68, was appointed a Director of the Company on November 2, 1995. Mr. Howard served as the Chairman and Chief Executive Officer of Gifford-Hill & Company, a construction and aggregates company, from 1969 to 1989, and from 1989 to 1992, with a successor to Gifford-Hill & Company after its acquisition by Beazer PLC. During the period from 1957 to 1969, Mr. Howard held various positions with Vulcan Materials Company. Mr. Howard holds a degree in Industrial Engineering from Georgia Institute of Technology. Mr. Howard currently serves as a Director of Lennox International, Inc. and on the Board of Trustees of the Methodist Hospitals Foundation. Mr. Howard also previously served as a Director of the Dallas Chamber of Commerce and as a member of the Dallas Citizens Council.

    IAN J. MCCARTHY, 43, has served as a Director of the Company and as the Company's President and Chief Executive Officer since its inception in November 1993. Mr. McCarthy has served as President of precedessors of the Company since January 1991, responsible for all United States residential homebuilding operations. During the period May 1981 to January 1991, Mr. McCarthy was employed in Hong Kong and Thailand as a Director of Beazer Far East, then an indirect subsidiary of Beazer PLC, and from January 1980 to May 1981 was employed by Kier, Ltd., a company engaged in the United Kingdom construction industry and then an indirect, wholly-owned subsidiary of Beazer PLC. Mr. McCarthy is a chartered civil engineer with a Bachelor of Science degree from The City University, London.

    GEORGE W. MEFFERD, 69, has served as a Director of the Company since the consummation of the initial public offering of 6,000,000 newly issued shares of the Company's Common Stock (the "IPO") in March 1994. Mr. Mefferd had previously been retired since 1986. During the period 1974 to 1986, Mr. Mefferd held various positions with Fluor Corporation, an engineering and construction company, including Senior Vice President--Finance, Treasurer, Group Vice President and Chief Financial Officer. Additionally, Mr. Mefferd served on Fluor Corporation's Executive Committee and Board of Directors. Mr. Mefferd earned a Bachelor of Science degree in Business Administration from the University of California, Los Angeles.

    D. E. MUNDELL, 64, has served as a Director of the Company since the consummation of the IPO in March 1994. Mr. Mundell has served as Chairman of ORIX USA Corporation, a financial services company, since January 1991. During the period 1959 to 1990, Mr. Mundell held various positions within United States Leasing International, Inc., retiring as Chairman in 1990. Mr. Mundell attended the Royal Military College of Canada, McGill University and Harvard Business School. Mr. Mundell is also a Director of Varian Associates, Inc., Commodities Corporation and ORIX USA Corporation.

    LARRY T. SOLARI, 54, has served as a Director of the Company since the consummation of the IPO in March 1994. Mr. Solari was the President of the Building Materials Group of Domtar, Inc. from 1994 to 1996. Mr. Solari was the President of the Construction Products Group, Owens-Corning Fiberglass from 1986 to 1994. In that capacity he had been the Chief Operating Officer responsible for key company lines, such as building insulation and roofing materials. Mr. Solari held various other positions with Owens-Corning Fiberglass since 1966. Mr. Solari earned a Bachelor of Science degree in Industrial Management and a Master of Business Administration degree from San Jose State University. Mr. Solari is also a Director of Thermo-Tru Corporation, a construction materials company.

    DAVID S. WEISS, 36, has served as a Director of the Company and as the Company's Executive Vice President and Chief Financial Officer since its inception in November 1993. Mr. Weiss served as the Assistant Corporate Controller of Hanson Industries, the United States arm of Hanson PLC for the period February 1993 to March 1994. Mr. Weiss was Manager of Financial Reporting for Colgate-Palmolive Company from November 1991 to February 1993 and was with the firm of Deloitte & Touche from 1982 to November 1991, at which time he served as a Senior Audit Manager. Mr. Weiss holds a Master of Business Administration degree from the Wharton School and undergraduate degrees in Accounting and English from the University of Pennsylvania. Mr. Weiss is a licensed Certified Public Accountant.

BOARD OF DIRECTORS COMMITTEES AND MEETINGS

    The Board of Directors has no standing nominating committee. The Board of Directors has a Compensation Committee, which in Fiscal Year 1996 consisted of Messrs. Beazer, Howard, Mefferd, Mundell and Solari, and an Audit Committee, which in Fiscal Year 1996 consisted of Messrs. Howard, Mefferd, Mundell and Solari. The Compensation Committee makes recommendations to the Board of Directors regarding remuneration of employees and officers of the Company and its subsidiaries from time to time as it deems appropriate. A subcommittee of the Compensation Committee (the "Stock Option Committee") which in Fiscal Year 1996 consisted of Messrs. Howard, Mefferd, Mundell and Solari has been appointed to administer the Company's 1994 Stock Incentive Plan (the "Stock Incentive Plan"). The Audit Committee reviews and makes recommendations to the Board of Directors with respect to designated financial and accounting matters.

    During Fiscal Year 1996, the Board of Directors held six meetings. During the same period, the Audit Committee held three meetings and the Compensation Committee held three meetings. All incumbent directors attended 100% of those meetings of the Board of Directors, the Audit Committee and the Compensation Committee that were held while they were serving on the Board of Directors or such committees, except that Mr. Mundell did not attend one Audit Committee meeting. The Company's Board of Directors and the aforementioned committees also act from time to time by written consent in lieu of meetings.

DIRECTOR COMPENSATION

    With the exception of the Non-Executive Chairman of the Board of Directors, non-employee directors receive annual compensation of $20,000 for services to the Company as members of the Board of Directors and, in addition thereto, receive $1,000 for each meeting of the Board or committee thereof attended and an additional $500 for any second committee meeting held on the same day. Directors may elect to defer receipt of all or part of the aforementioned Board compensation, which deferrals accrue interest payable by the Company. Mr. Mefferd elected to defer receipt of his director's compensation for Fiscal Year 1996. Pursuant to the Company's Non-Employee Director Stock Option Plan, each director receives a grant of 10,000 options to acquire Common Stock of the Company ("Director Options") on the date of each director's election to the Board. In addition, during Fiscal Year 1996, the Board granted 2,000 Director Options to each non-employee director. All directors receive reimbursement for reasonable out-of-pocket expenses incurred by them in connection with participating in meetings of the Board and any committees thereof. Other than described in the next succeeding paragraph no director otherwise receives any compensation from the Company for services rendered as a director, except the Company paid Mr. Solari a fee of $1,000 relating to consulting services performed by him in connection with a potential acquisition.

    For Fiscal Year 1996, the Company paid Mr. Beazer $150,000 for services rendered to the Company as its Non-Executive Chairman of the Board in lieu of director's compensation and Director Options described above. For Fiscal Year 1997, the Compensation Committee of the Board (excluding Mr. Beazer) recommended and the Company has agreed to pay Mr. Beazer $157,000 for his services. In addition, the Company has agreed to pay an amount up to 200% of Mr. Beazer's base compensation based on predetermined criteria relating to, among other things, the performance of the market price of the Company's Common Stock, the Total Return to the Company's Shareholders (as defined) relative to a selected peer group and his personal commitments to the Company. For Fiscal Year 1996, the Compensation Committee (excluding Mr. Beazer) recommended and Mr. Beazer was paid a bonus of $75,000.

                        SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth information as of December 2, 1996 with respect to the beneficial ownership of the Company's Common Stock by individual directors and nominees for the Board of Directors, executive officers named in the Summary Compensation Table below, and all directors and executive officers as a group. Except as otherwise indicated, each beneficial owner possesses sole voting and investment power with respect to all shares.

                                                                                         NUMBER OF COMMON SHARES       PERCENT OF
NAME OF BENEFICIAL OWNER                                                             BENEFICIALLY OWNED (1)(2)(3)(4)   OUTSTANDING
-----------------------------------------------------------------------------------  -------------------------------   -----------
Brian C. Beazer....................................................................               23,500                     *
  Non-Executive Chairman of the Board of Directors
Ian J. McCarthy....................................................................               47,938                     *
  President, Chief Executive Officer and Director
Thomas B. Howard, Jr...............................................................                  500                     *
  Director
George W. Mefferd..................................................................                1,000                     *
  Director
D. E. Mundell(5)...................................................................                4,312                     *
  Director
Larry T. Solari....................................................................                  500                     *
  Director
David S. Weiss(6)..................................................................               23,088                     *
  Executive Vice President, Chief Financial Officer and Director
Gary Baucom........................................................................               25,845                     *
  President, Squires Homes
Gregory S. Hancock (7).............................................................                4,359                     *
  Former President, Beazer Homes Arizona and
    Regional Manager, Southwest Region
H. Eddie Phillips..................................................................               29,532                     *
  President, Phillips Builders
Darrell F. Hoover (8)..............................................................                  857                     *
  Former President, Beazer Homes California
All current directors and executive officers as a group                                          203,164                  3.09%
  (16 persons).....................................................................

------------------------------

 *  Less than 1%.

(1) The number of shares for Messrs. Beazer, McCarthy, Weiss, Baucom, and Phillips includes 13,500, 13,500, 9,500, 12,250, and 12,250 shares of restricted stock, respectively. All such shares of restricted stock were awarded under the Stock Incentive Plan in connection with the IPO. Such shares of restricted stock will vest unconditionally in March 2001 and may vest over the next four years based on predetermined criteria relating to the appreciation of the Common Stock price as reported by the NYSE. See footnote 3 to "Executive Compensation--Summary Compensation Table" below.

(2) The number of shares for Messrs. McCarthy, Weiss, Baucom, and Phillips includes 33,000, 12,000, 13,000, and 14,000 shares of performance accelerated restricted stock ("PARS"), respectively. All such shares of PARS were awarded under the Stock Incentive Plan during Fiscal Year 1995. Such shares of PARS will vest unconditionally on January 3, 2002, but could vest earlier if total return to the stockholders of the Company exceeds 15% per year over a rolling three year period. See footnote 4 to "Executive Compensation--Summary Compensation Table" below.

(3) The number of shares for Messrs. McCarthy, Weiss, Baucom and Phillips does not include the right to receive 13,750, 6,259, 6,840 and 6,377 shares of restricted stock, respectively, which each of Messrs. McCarthy, Weiss, Baucom and Phillips is entitled to receive three years from the award date in lieu of a portion of their respective Fiscal Year 1995 and 1996 cash bonuses. See footnote 3 to "Executive Compensation--Summary Compensation Table" below.

(4) The number of shares for Messrs. McCarthy, Weiss, Baucom, Hancock, Phillips and Hoover includes 438, 1,088, 441, 359, 436 and 172 shares of the Company's Common Stock, respectively, held through the Company's 401(k) plan.

(5) The number of shares for Mr. Mundell includes 1,312 shares of the Company's Common Stock issuable upon conversion of 1,000 shares of the Company's Series A Cumulative Convertible Exchangeable Preferred Stock purchased on the open market during Fiscal 1996.

(6) Includes 500 shares of the Company's Common Stock owned jointly by Mr. Weiss and Mr. Weiss' wife.

(7) Pursuant to an agreement effective September 30, 1996, Mr. Hancock is no longer employed by the Company. Pursuant to such agreement and the provisions of the Company's Stock Incentive Plan, Mr. Hancock vested in 4,097 restricted common shares and forfeited 24,250 restricted common shares.

(8) Effective in October 1996, Mr. Hoover's employment with the Company was terminated. Pursuant to such termination and the provisions of the Company's Stock Incentive Plan, Mr. Hoover vested in 857 restricted common shares and forfeited 5,143 restricted common shares.

SECTION 16(A) REPORTING

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the regulations of the SEC promulgated thereunder require the Company's executive officers and directors and persons who own more than ten percent of the Company's stock, as well as certain affiliates of such persons, to file initial reports of ownership and changes of ownership with the SEC and the NYSE. Executive officers, directors and persons owning more than ten percent of the Company's stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of the Section 16(a) forms and amendments thereto received by the Company and on written representations that no other reports were required, the Company believes that all reports required pursuant to Section 16(a) for Fiscal Year 1996 were timely filed by all persons known by the Company to be required to file such reports with respect to the Company's securities other than the following: (1) Each of Messrs. McCarthy, Baucom, Root, Moore, Phillips, Skelton, Simons and Weiss failed to file a timely Form 5 to report a grant of restricted stock pursuant to the Company's Executive Stock Purchase Program ("ESPP") and
(2) Each of Messrs. Howard, Mefferd, Mundell and Solari failed to timely file a Form 5 to report certain stock option grants pursuant to the Company's Non-Employee Director Stock Option Plan.

                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

    The Company's Compensation Committee of the Board (the "Committee") in Fiscal Year 1996 consisted of Messrs. Beazer, Howard, Mefferd, Mundell and Solari, none of whom is an employee of the Company. Mr. Beazer is the Non-Executive Chairman of the Company and Chairman of the Committee; however, he is not a member of the Stock Option Committee, which in Fiscal Year 1996 consisted of four independent directors, Messrs. Howard, Mefferd, Mundell and Solari. The Stock Option Committee administers all equity-based compensation plans maintained by the Company and recommends the Committee Chairman's compensation arrangement to the Company.

    The Committee is accountable to the Board for developing, monitoring and managing the executive compensation programs at the Company. More specifically, the Committee administers cash compensation programs for all Management Committee members, which includes all of the executive officers named in the Summary Compensation Table below (the "Named Executives"), encompassing base salaries and the annual Management Incentive Compensation Plan (the "MICP"). The Stock Option Committee administers the Stock Incentive Plan, which provides for grants of stock options and other forms of equity and equity-based compensation.

    The Company's compensation programs have been aligned with the Committee's beliefs that:

    1. base salaries should be at or below median practices for similar jobs in the homebuilding industry;

    2. annual incentive opportunities should represent a significant portion of total cash compensation for executives, and provide meaningful downside risk and upside opportunity for variations in performance from budgets and relative to the Company's peers; and

    3. stock incentives should include executive ownership of Company equity as well as ownership of stock options in order to link executives' rewards directly with shareholders' risks and opportunities.

    It is the Committee's further belief that managing a compensation program around these principles will place executives' and shareholders' interests together and enhance the financial returns to the Company's shareholders relative to the group of comparable homebuilding companies, consisting of Centex, Continental Homes, D.R. Horton, Hovnanian, Kaufman & Broad, Lennar, Pulte, Ryland, Toll Brothers and U.S. Home. During Fiscal Year 1996, the Committee, with the assistance of executive compensation consultants from Watson Wyatt & Co., reviewed the total compensation provided to executives and confirmed that it is consistent with the Company's performance-based principles and competitive practices among the peer group. Each component of compensation is described more fully below.

BASE SALARY

    Base salaries for executives are determined by the Committee based on comparisons of industry salary practices for positions of similar responsibilities and size, and on individual and business unit performance as presented by the Committee's Chairman, Mr. Beazer, based upon input from the Chief Executive Officer, Mr. McCarthy (the "CEO"). It is the Committee's objective and practice to set base salaries at levels equivalent to the median (50th percentile) of comparable jobs in the peer group. In October 1995, the beginning of Fiscal Year 1996, salary increases for the Named Executives, other than the CEO, averaged 6.7% in order to move executive salaries toward competitive market rates. Effective October 1996, the Committee approved salary increases for the Named Executives, other than the CEO, that ranged from 0% to 4.6% and averaged 3.2%

ANNUAL INCENTIVES

    The MICP provides aggressive incentive compensation opportunities for superior Company and business unit performance against earnings per share and unit profit budgets, and total return to shareholder's relative to the homebuilding companies indicated above. Specifically, key executives' incentive targets range from 50% to 100% of base salary, depending on the nature of the position. Actual annual bonuses can range between 0% and 150% of the target amount based on financial results and are eligible for an upward adjustment of 33% of the calculated bonus if the Company's stock price performance places it in the top quartile of total return to shareholders among the Company's ten major competitors above.

    The Committee reserves a separate fund from which it can award discretionary bonuses to key executives, including the Named Executives, either in the absence of or in addition to incentives paid under the MICP. The purpose of this fund is to allow the Committee to recognize critical individual contributions to strategic needs of the Company that may not be reflected in any one year's financial results. No awards were made to the Named Executives from this fund for Fiscal Year 1996.

    In order to promote ownership of the Company's stock by key executives, the Company maintains an Executive Stock Purchase Plan ("ESPP"). Under this program, a mandatory 25% of certain key executives' bonuses are deposited and certain other key executives may, at their option, have a portion of their bonuses deposited into a bookkeeping account (the "Account") to purchase shares in the Company at a 20% discount from the closing fair market value of the Company's shares on the date of deposit. Such shares are restricted from sale for three years. Executives who have the 25% mandatory requirement may voluntarily elect to use more than 25% of actual bonus for purchases under the ESPP.

EQUITY-BASED INCENTIVES

    The Company utilizes two equity-based, longer-term incentive programs: stock options and performance accelerated restricted stock ("PARS"). It is anticipated that grants of stock options will not be made more often than every two years and PARS every three years to key executives. Interim grants are made for new executive appointments to the Management Committee. During Fiscal Year 1996, an aggregate of 24,000 stock options and 19,000 PARS were granted to members of the Company's management, none being granted to the Named Executives.

    Stock options are granted at 100% of fair market value on the date of grant, fully vest after three years from grant and expire 10 years after grant. PARS are restricted from use or sale for seven years from grant provided, however, that if the Company's stock price appreciation and dividend payments, if any, reach certain targeted goals, the restrictions can lapse as early as three years (50%) and four years (50%) from the date of grant. Executives who resign from the Company, or are terminated for cause before grants are vested, forfeit their options and PARS.

    Grants of stock options and PARS are based on the Stock Option Committee's assessment of competitive practices, past award histories and recommendations from the Company's Chairman of the Board and its CEO.

CEO COMPENSATION

    In determining Mr. McCarthy's compensation the Committee and Stock Option Committee consider the Company's financial and non-financial performance, as well as an analysis of Mr. McCarthy's total compensation in relation to CEOs in the homebuilding industry. The Committee notes that the Company's Fiscal Year 1996 performance produced record results in earnings per share, net income, revenues and homes closed and finished the year in a strong financial position as measured by its leverage and interest coverage. In addition, strategic objectives were achieved which include the acquisition of two homebuilders in high growth markets, initiation of a share repurchase program to improve shareholder value and the creation of the Beazer Mortgage Company.

    Mr. McCarthy's base salary at the end of Fiscal Year 1996 was $405,000, which was below the median salary level for CEOs in the peer group of homebuilders based on publicly available data. In light of this salary relationship, the Company financial results for Fiscal Year 1996 and his leadership in positioning the Company for future growth and profitability, the Committee granted Mr. McCarthy a salary increase of 4.9% effective October 1996, raising his annual salary to $425,000, which the Committee recognizes remains below the industry median pay practice.

    Mr. McCarthy's MICP target incentive is 100% of base salary and his bonus can range, based on actual performance against goals, between 0% and 150% of salary. In addition, the bonus calculation can be increased by 33% if the Company's Fiscal Year total return to shareholders is in the top quartile of the homebuilding peer group, providing Mr. McCarthy a maximum annual incentive opportunity of 200% of salary. Based upon achievement of earnings targets, Mr. McCarthy's actual Fiscal Year 1996 bonus under the terms of the MICP was $453,600, which is 112% of his salary. Of this amount, $320,100 was paid in cash and the remaining $133,500 is held in the form of 9,861 shares of Company three year restricted stock under the terms of the ESPP.

    Mr. McCarthy last received grants of stock options and PARS in November 1994, during Fiscal Year 1995. No equity-based, longer-term incentive awards were granted to him in Fiscal Year 1996.

TAX DEDUCTIBILITY OF COMPENSATION

    It is the Committee's general policy to consider whether particular payments and awards are deductible to the Company for Federal Income Tax purposes, along with other factors which may be relevant in setting executive compensation practices. Consistent with this policy and in response to the final Treasury regulations regarding the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, the Committee feels it has taken appropriate steps to optimize deductibility and that no current payments are subject to the loss of income tax deductions.

                                          Brian C. Beazer
                                          Thomas B. Howard, Jr.
                                          George W. Mefferd
                                          D.E. Mundell
                                          Larry T. Solari
                                          THE MEMBERS OF THE COMMITTEE

SUMMARY COMPENSATION TABLE

    The following table sets forth the cash and noncash compensation for each of the Company's last two fiscal years awarded to or earned by the Company's Chief Executive Officer and four other most highly paid officers whose salary and bonus earned in Fiscal Year 1996 for services rendered to the Company exceeded $100,000.

                                                                                           LONG-TERM COMPENSATION
                                                                                     ----------------------------------
                                                    ANNUAL COMPENSATION                       AWARDS
                                         -----------------------------------------   ------------------------
                                                                           OTHER                   SECURITIES   PAYOUTS     ALL
                                                                           ANNUAL    RESTRICTED    UNDERLYING   -------    OTHER
                                         FISCAL                           COMPEN-       STOCK       OPTIONS      LTTP     COMPEN-
NAME AND PRINCIPAL POSITION               YEAR     SALARY    BONUS (1)    SATION(2)    AWARDS         (#)       PAYOUTS   SATION(3)
---------------------------------------  ------   --------  -----------   --------   -----------   ----------   -------   --------
Ian J. McCarthy........................   1996    $405,000  $453,600       --           --           --          --        $4,500
  President and Chief Executive Officer   1995    $296,061  $210,000       --        $379,500(4)   41,000(5)     --        $4,500
Gregory S. Hancock(6)..................   1996    $421,200  $391,600       --           --           --            --      $4,500
  Former Regional Manager, Southwest      1995    $256,750  $175,000       --        $184,000(4)   20,000(5)     --        $4,419
  Region
H. Eddie Phillips......................   1996    $206,000  $293,344       --           --           --            --      $4,500
  President, Phillips Builders, Inc.      1995    $195,417  $200,000       --        $161,000(4)   18,000(5)     --        $4,922
Gary Baucom............................   1996    $206,000  $293,344       --           --           --          --        $4,500
  Regional Manager,                       1995    $189,583  $ 25,000       --           --           --          --        $2,386
Darrell F. Hoover(7)...................   1996    $208,993  $272,950       --           --           --          --        $4,500
  Former President, Beazer Homes          1995    $189,508  $ 75,000       --           --           --          --         --
  California

------------------------------

(1) For Messrs. McCarthy, Hancock, Phillips and Baucom, includes $133,400, $0, $73,336, and $73,336, respectively, which was deposited into the account pursuant to the ESPP in 1996 and $52,500, $43,750, $0 and $6,250,
    respectively, which was deposited into the Account pursuant to the ESPP in 1995. The ESPP provides that a minimum of 25% of certain executive's (including Messrs. McCarthy, Hancock, Phillips and Baucom) bonus awards, if any, would be deposited into the Account, which would entitle such executives to receive restricted stock on the third anniversary from the award date. Messrs. McCarthy, Phillips and Baucom are entitled to receive 9,861, 6,377, and 6,377 shares of restricted stock, respectively.

(2) The aggregate amount of certain perquisites and other personal benefits provided to each of the officers listed above did not exceed 10% of his total annual salary and bonus in any of the years reported and so is not required to be included in the table.

(3) Represents matching contributions by the Company under its 401(k) plan.

(4) Dollar value based on $11.50 per share of PARS based on the closing price per share of the Company's unrestricted Common Stock on January 3, 1995. All shares of PARS were awarded on January 3, 1995 under the Plan. Such shares of PARS will vest unconditionally on January 3, 2002, but could vest earlier if total return to stockholders of the Company exceeds 15% per year over a rolling three year period.

(5) Represents options to acquire shares of the Company's Common Stock at an exercise price of $17.50 per share. No such option is exercisable before March 2, 1997 and all such options expire by March 2, 2004.

(6) Pursuant to an agreement effective September 30, 1996, Mr. Hancock is no longer employed by the Company. Pursuant to such agreement, Mr. Hancock received a payment for a non-competition provision of the agreement. Such payment is not included as compensation in the attached table.

(7) Effective in October 1996, Mr. Hoover's employment with the Company was terminated.

STOCK OPTIONS

    During fiscal year 1996, the only options granted to the executive officers named in the Summary Compensation Table above were 8,000 options granted to Mr. Hoover, which options were subsequently forfeited upon the termination of his employment with the Company.

    The following table summarizes options exercised during Fiscal Year 1996 by the executive officers named in the Summary Compensation Table above, and the grant date present values of the options held by such persons at the end of Fiscal Year 1996.

                      OPTION EXERCISES IN FISCAL YEAR 1996
                      AND VALUE AT END OF FISCAL YEAR 1996

                                                                                                            VALUE OF
                                                                                                           UNEXERCISED
                                                                       NUMBER OF SECURITIES UNDERLYING    IN-THE- MONEY
                                                                                                         OPTIONS AT END
                                                                       UNEXERCISED OPTIONS HELD AT END   OF FISCAL YEAR
                                                                             OF FISCAL YEAR 1996             1996(1)
                                      SHARES ACQUIRED       VALUE      --------------------------------  ---------------
NAME                                    ON EXERCISE       REALIZED        EXERCISABLE     UNEXERCISABLE    EXERCISABLE
-----------------------------------  -----------------  -------------  -----------------  -------------  ---------------
Mr. McCarthy.......................              0        $       0                0           81,000       $       0
Mr. Hancock(2).....................              0                0                0                0               0
Mr. Phillips.......................              0                0                0           38,000               0
Mr. Baucom.........................              0                0                0                0               0
Mr. Hoover(2)......................              0                0                0                0               0


NAME                                 UNEXERCISABLE
-----------------------------------  -------------
Mr. McCarthy.......................   $         0
Mr. Hancock(2).....................             0
Mr. Phillips.......................             0
Mr. Baucom.........................             0
Mr. Hoover(2)......................             0

------------------------------

(1) Represents the difference between the closing price per share of Common Stock on September 30, 1996 as reported by the NYSE and the exercise price of the options.

(2) Mr. Hancock's and Mr. Hoover's options were forfeited in October 1996.

EMPLOYMENT AGREEMENTS

    The Company has entered into employment agreements (the "Employment Agreements") with Messrs. McCarthy (President and Chief Executive Officer), Weiss (Executive Vice President and Chief Financial Officer), Skelton (Senior Vice President and Controller), Baucom (President, Squires Homes, Inc.) Hancock (President, Beazer Homes Arizona Inc.; Regional Manager, Southwest Region), Simons (Vice President, Corporate Development), and Phillips (President, Phillips Builders, Inc.) (each, an "Executive"). With the exception of Mr. Simons' Employment Agreement, which was entered into as of September 1, 1994, all Employment Agreements were entered into as of March 2, 1994. Each of the Employment Agreements was amended and restated as of March 31, 1995. The Employment Agreements set forth the basic terms of employment for each Executive, including base salary, bonus and benefits, including benefits to which each Executive is entitled if his employment is terminated for various reasons. Pursuant to an agreement effective September 30, 1996, Mr. Hancock is no longer employed by the Company.

    Each amended and restated Employment Agreement is effective until September 30, 1996 (the "Initial Term"), but will be automatically extended for successive one-year periods, unless earlier terminated by the Company or the Executive or otherwise terminated in accordance with the Employment Agreement. In addition, each Employment Agreement contains certain non-competition and confidentially provisions.

    Each Employment Agreement provides that each Executive will be paid an initial base salary, mutually agreed upon between the Company and the Executive, which base salary may be adjusted by the Compensation Committee of the Company's Board of Directors following the Initial Term based on the Executive's performance, general cost of living increases, the salaries provided by comparable businesses, the financial condition of the Company and other similar factors. In addition, each Executive was eligible for an incentive bonus for services rendered by such Executive up to a percentage of his base salary, based upon the attainment of certain performance criteria. Such performance criteria for Fiscal Year 1996 consisted of targets for operating profit and return on capital employed, which normally reflect budgeted amounts for the Company and its subsidiaries. In subsequent years, the Executive will be entitled to receive a bonus based upon performance criteria which will be adjusted by the Compensation Committee to reflect growth goals for the Company. In addition, the Employment Agreements provide that each Executive will be paid such additional compensation as may be provided under the Company's benefit plans, including the Plan.

    Generally, if an Executive's employment is terminated by the Company for "cause" (as defined in the Employment Agreements) or as a result of the Executive's incapacity, retirement or death, the Executive will be entitled to receive an amount equal to his base salary through the effective date of termination, and all other amounts to which the Executive may be entitled under his Employment Agreement to the effective date of termination, including bonus amounts (for terminations described other than for "cause"), which will be prorated to the date of termination.

    In the event the Executive's employment is terminated for any other reason, the Executive will be entitled to receive an amount equal to his base salary for the remainder of the term of his Employment Agreement then in effect, bonus amounts to which the Executive would have been entitled under his Employment Agreement for the remainder of the term of his Employment Agreements (subject to the prior approval of the Compensation Committee of the Board of Directors), and all other amounts to which the Executive may be entitled under his Employment Agreement to the effective date of termination.

    In July 1996, the Company and each of Messrs. McCarthy, Weiss, Skelton, and Simons (each a "Designated Executive") entered into supplemental employment agreements (the "Supplemental Employment Agreements") which supersede the terms and provisions of each Designated Executive's Employment Agreement in the event of a Change of Control (as defined in the Supplemental Employment Agreements). The Supplemental Employment Agreements initially have a term of two years and are renewable for two-year periods thereafter.

    Pursuant to the Supplemental Employment Agreements, the Company will continue to employ the Designated Executive for a period of two years from the date the Change of Control occurs (the "Effective Date"). During this two-year period, the Designated Executive will be entitled to receive an amount approximating his most recent annual base salary ("Annual Base Salary"). In addition, the Designated Executive shall be awarded an annual bonus at least equal to the his highest bonus for the last three years ("Annual Bonus").

    If the Designated Executive's employment is terminated by the Designated Executive for any reason other than a Good Reason (as defined in the Supplemental Employment Agreements) or as a result of the Designated Executive's death or disability, the Designated Executive will be entitled to receive an amount equal to the portion of his Annual Base Salary and Annual Bonus accrued through the effective date of termination and any deferred compensation previously deferred (the "Accrued Obligations") and all other amounts to which the Designated Executive may be entitled under his Supplemental Employment Agreement.

    If the Designated Executive's employment is terminated by the Company for any reason other than for cause, as a result of the Designated Executive's death or disability or by the Designated Executive for Good Reason, the Designated Executive shall be entitled receive an amount equal to the sum of (i) the Accrued Obligations; (ii) the product of (A) a multiple ranging form 1.5 to 3.0 and (B) the sum of his Annual Base Salary and Annual Bonus; (iii) certain excess pension benefits; and (iv) all other amounts to which the Designated Executive may be entitled under his Supplemental Employment Agreement. In addition, the Company must provide the Designated Executive and his family certain benefits for a three-year period following the effective date of termination.

                      COMPARATIVE STOCK PERFORMANCE GRAPH

    The graph below compares the cumulative total return on the Company's Common Stock with the cumulative total return of the Standard and Poor's 500 Stock Index and the Standard and Poor's Homebuilding Index for the period beginning February 23, 1994 (the date on which the Common Stock commenced trading on the NYSE) and including each date of record through December 2, 1996 (assuming the investment of $100 in each vehicle on February 23, 1994 and the reinvestment of all dividends).

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            S&P 500 INDEX       BEAZER HOMES USA INC          S&P HOMEBUILDING INDEX
2/23/94              100.00                       100.00                          100.00
12/2/94               99.46                        68.57                           56.11
12/1/95              136.38                       112.14                           81.98
12/2/96              173.50                        91.43                           79.60

             BEAZER HOMES       S&P 500       S&P HOME-
  DATE         USA, INC.         INDEX     BUILDING INDEX
---------  -----------------  -----------  ---------------
02/23/94          100.00          100.00         100.00
12/02/94           68.57           99.46          55.11
12/01/95          112.14          136.38          81.98
12/02/96           91.43          173.50          79.60

                              INDEPENDENT AUDITORS

    Upon the recommendation of the Audit Committee, the Board of Directors has selected the firm of Deloitte & Touche LLP to serve as the Company's independent auditor for the Fiscal Year ending September 30, 1997. Ernst & Young LLP served as independent auditor for the Company's Fiscal Years ended September 30, 1995 and 1994. Deloitte & Touche LLP has no relationship with the Company other than that arising from its employment as independent auditor. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

    Ernst & Young LLP's report on the financial statements of the Company for the fiscal years ended September 30, 1995 and 1994 did not contain an adverse opinion or a disclaimer of an opinion. Neither in connection with the audits by Ernst & Young LLP for the fiscal years ended September 30, 1995 and 1994 nor during any subsequent interim period, were there disagreements on any matters of accounting principles or practice, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference to the subject matter of the disagreement in connection with its reports.

                     PROPOSALS FOR THE NEXT ANNUAL MEETING

    Any proposal by a shareholder to be presented at the next annual meeting of shareholders must be received at the Company's principal executive officers. 5775 Peachtree Dunwoody Road. Suite C-550. Atlanta Georgia 30342, by not later than August 1, 1997.

                                          By Order of the Board of Directors.

                                          /S/ BRIAN C. BEAZER

                                          Brian C. Beazer
                                          NON-EXECUTIVE CHAIRMAN OF THE BOARD

Dated: December 20, 1996